Exhibit 10.2

Certain information contained in this Exhibit has been excluded because it is both (1) not material and (2) of the type that the company treats as private or confidential. The redaction of such information is indicated by “***”.

FUNVERSE HOLDING LIMITED

SHAREHOLDERS AGREEMENT

This Shareholders Agreement (this “Agreement”) is made and entered into as of January 7, 2024 (the “Effective Date”), by and among FunVerse Holding Limited, a company organized under the laws of British Virgin Islands (the “Company”), Mega Matrix Corp., a Delaware corporation (“MPU”), and each shareholder of the Company listed on Schedule 1 attached hereto (together with any subsequent shareholders, or transferees, who become parties hereto as a Holder, collectively, the “Holders” and each, individually, an “Holder”). The Holders and MPU shall collectively be referred to herein as the “Shareholders” and each, individually, as a “Shareholder.”

RECITALS

A. Concurrently with the execution of this Agreement, the Company, MPU and the Holders are entering into a Share Exchange Agreement, dated as of the date hereof (the “Exchange Agreement”) that provides for the sale of the Company’s ordinary shares, par value $0.0001 per share (the “Ordinary Shares”) by the Holders to MPU, as set forth therein. The term “Shares” as used herein shall mean the Ordinary Shares, without distinction as to whether it is held by an MPU or Holders, except as otherwise expressly provided herein, and each of the Shares individually shall be referred to herein as a “Share”.

B. The parties hereto believe it to be in their mutual best interests to enter into this Agreement to provide, as set forth in this Agreement, for certain restrictions on the transfer of the Shares, for various provisions relating to the future disposition of the Shares, and for certain other agreements and understandings with respect to the Shares.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Restrictions on Transfers of Shares.

(a)	No Key Holder (as defined on Schedule 1) shall voluntarily, involuntarily, or by operation of law, Transfer (as defined below) any Shares except as specifically permitted by the terms of this Agreement. Any purported Transfer by a Key Holder of any Shares not in strict compliance with the terms of this Agreement shall be null, void, and of no legal force or effect ab initio.

(b)	A Key Holder may Transfer Shares to one or more of the following (each an “Approved Transferee” and collectively, the “Approved Transferees”) without complying with the provisions of Section 2 and Section 3 : (i) in the case of a Key Holder that is an entity, upon a transfer by such Key Holder to its shareholders, members, partners or other equity holders, (ii) to a repurchase of Shares from a Key Holder by the Company at a price no greater than that originally paid by such Key Holder for such Shares and pursuant to an agreement containing vesting and/or repurchase provisions approved by a majority of the Board of Directors of the Company; (iii) a registered holder of the Shares immediately prior to such Transfer; (iv) a parent, spouse, or lineal descendant (meaning a child, grandchild, great grandchild, or similar descendant, but not a niece, nephew, cousin, sister, brother, or other similar relative) of a natural person who is a record holder of Shares immediately prior to such Transfer; (v) any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by such Key Holder or any such family members; provided that such Transfer otherwise complies with the terms of this Agreement and that concurrently with or prior to any such Transfer, the Company, at its option, receives an opinion of counsel acceptable to the Company that such Transfer complies with all applicable federal and state securities laws (such Transfer, a “Permitted Transfer”).

(c)	Notwithstanding anything to the contrary in this Agreement, and without limiting any of the other restrictions on Transfer set forth in this Agreement, no Transfer of any Shares shall be effective unless the transferee is or becomes a party to this Agreement. In addition, the Company shall not, during the term of this Agreement, issue any Shares unless the individual, firm, corporation, partnership, association, limited liability company, trust or any other entity (collectively, a “Person”) to which such Shares are to be issued is or becomes a party to this Agreement.

(d)	For purposes of this Agreement, “Transfer” shall mean any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of any of the Shares.

2.	Right of First Refusal.

(a)	Grant and First Transfer Notice. Other than with respect to a Permitted Transfer, if any Key Holder proposes to Transfer any Shares (“Proposing Holder”), the Proposing Holder shall promptly give written notice (each a “First Transfer Notice”) to the Company at least forty-five (45) days prior to the closing of such Transfer. The First Transfer Notice shall describe in reasonable detail the proposed Transfer, including, without limitation, the number of Shares to be transferred, the nature of such Transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee.

(b)	Company Right of First Refusal. For a period of ten (10) days following receipt of any First Transfer Notice, subject to the laws of the British Virgin Islands and the provisions of the memorandum and articles of associations of the Company, the Company shall have the right to purchase all or a portion of the Shares subject to such First Transfer Notice on the same terms and conditions as set forth therein. The Company may exercise such purchase right by written notice signed by an officer of the Company and delivered to the Proposing Holder within such ten (10) day period. The Company shall effect the purchase of the Shares, including payment of the purchase price, by the later of (i) the date specified in the First Transfer Notice as the intended date of the Transfer, or (ii) thirty (30) days after delivery of the First Transfer Notice, and at such time the Proposing Holder shall deliver to the Company the certificate(s) representing the Shares to be purchased by the Company, each certificate to be properly endorsed for transfer or accompanied by a properly executed and authenticated assignment separate from certificate. The Shares so purchased shall thereupon be cancelled and cease to be issued and outstanding. The Company shall not purchase any of its Shares if, as a result of the purchase, there would no longer be any issued Shares of the Company other than Shares held as treasury shares or if the Company does not immediately after the purchase, satisfy the solvency test under the BVI Business Companies Act (as amended).

(c)	MPU Secondary Right of First Refusal. In the event that the Company does not elect to purchase all of the Shares available pursuant to its rights under Section 2(b) within the period set forth therein, the Proposing Holder shall promptly give written notice (the “Second Transfer Notice”) to MPU, which shall set forth the number of Shares not purchased by the Company and shall be accompanied by a copy of the related First Transfer Notice. MPU shall then have the right, exercisable upon written notice to the Proposing Holder within ten (10) days after the receipt of the Second Transfer Notice, to purchase some or all of the Shares subject to the Second Transfer Notice on the same terms and conditions as set forth therein. MPU, upon exercise of its rights, shall effect the purchase of the Shares, including payment of the purchase price, by the later of (i) the date specified in the First Transfer Notice as the intended date of the Transfer and (ii) thirty (30) days after delivery of the Second Transfer Notice, and at such time the Proposing Holder shall deliver to MPU the certificate(s) representing the Shares to be purchased by MPU, each certificate to be properly endorsed for transfer or accompanied by a properly executed and authenticated assignment separate from certificate. Failure by MPU to give such written notice within the time period specified in this Section, shall constitute an irrevocable waiver by MPU of its Secondary Right of First Refusal under this Section.

(d)	Exempt Transfers. Notwithstanding the foregoing or anything to the contrary herein and for purposes of clarity, the provisions of Section 2 shall not apply to the sale of Shares by any Shareholders other than Key Holder.

3.	Co-Sale Right.

(a)	Participation. In the event that, after the exercise or waiver of any applicable rights pursuant to Section 2, there is a proposed Transfer of any Shares by the Proposing Holder (“Proposed Sale”) to an independent third party (a “Proposed Transferee”), MPU shall be permitted to participate in such sale (a “Co-Sale”) on the terms and conditions set forth in this Section 3.

(b)	Sale Notice. Prior to the consummation of the Proposed Sale described in Section 3(a), the Proposing Holder shall deliver to the Company and to MPU a written notice (a “Sale Notice”) of the proposed sale subject to this Section 3, which shall be delivered no more than ten (10) days after the execution and delivery by all the parties thereto of the definitive agreement entered into with respect to the Co-Sale and, in any event, no later than twenty (20) days prior to the closing date of the Co-Sale. The Sale Notice shall make reference to MPU’s rights hereunder and shall describe in reasonable detail:

(1)	the number of Shares to be sold by the Proposing Holder;

(2)	the name of the Proposed Transferee;

(3)	the per share purchase price and the other material terms and conditions of the sale, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof;

(4)	the proposed date, time and location of the closing of the sale; and

(5)	a copy of any form of agreement proposed to be executed in connection therewith.

(c)	Shares to be Sold.

(1)	MPU may exercise its right to participate in a Proposed Sale subject to this Section 3 by delivering to the Proposing Holder a written notice (a “Co-Sale Notice”) stating its election to do so and specifying the number of Shares to be sold by it no later than five (5) days after receipt of the Sale Notice (the “Co-Sale Period”). The offer of MPU set forth in a Co-Sale Notice shall be irrevocable (unless the relevant sale does not complete), and, to the extent such offer is accepted, MPU shall be bound and obligated to sell in the proposed sale on the terms and conditions set forth in this Section 3. MPU shall have the right to sell in a sale subject to this Section 3 the number of Shares equal to the product obtained by multiplying (x) the number of Shares to be sold by the Proposing Holder MPU by (y) a fraction (A) the numerator of which is equal to the number of Shares held by MPU and (B) denominator of which is equal to the number of Shares of then owned by MPU and the Proposing Holder. Failure by MPU to give such notice within the abovementioned five (5) days period shall constitute an irrevocable waiver by MPU of its Co-Sale right under this Section.

(2)	The Proposing Holder shall use its commercially reasonable efforts to include in the proposed sale to the Proposed Transferee all of the Shares that MPU has requested to have included pursuant to the applicable Co-Sale Notice, it being understood that the Proposed Transferee shall not be required to purchase Shares in excess of the number set forth in the Sale Notice. In the event the Proposed Transferee elects to purchase less than all of the Shares sought to be sold by MPU, the number of Shares to be sold to the Proposed Transferee by the Proposing Holder and MPU shall be reduced so that the Proposing Holder and MPU is entitled to sell its pro rata portion of the number of Shares the Proposed Transferee elects to purchase.

If MPU does not deliver a Co-Sale Notice in compliance with Section 3(c) shall be deemed to have waived all of such Co-Sale rights to participate in such sale, and Proposing Holder thereafter shall be free to sell to the Proposed Transferee its Shares at a per share price that is no greater than the per share price set forth in the Sale Notice and on terms and conditions that are not materially more favorable than those set forth in the Sale Notice, without any further obligation to MPU.

(d)	Conditions of Sale. MPU shall make or provide the same representations, warranties, covenants, indemnities and agreements as the Proposing Holder makes or provides in connection with the Proposed Sale (except that in the case of representations, warranties, covenants, indemnities and agreements pertaining specifically to the Proposing Holder, MPU shall make the comparable representations, warranties, covenants, indemnities and agreements pertaining specifically to itself); provided, however, that all representations, warranties, covenants and indemnities shall be made by the Proposing Holder and MPU severally and not jointly and any indemnification obligation in respect of breaches of representations and warranties that do not relate to MPU shall be in an amount not to exceed the aggregate proceeds received by such MPU in connection with any sale consummated pursuant to this Section 3.

(e)	Cooperation. MPU shall take all actions as may be reasonably necessary to consummate the Co-Sale, including, without limitation, entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by the Proposing Holder.

(f)	Deadline for Completion of Sale. The Proposed Holder shall have ninety (90) days following the expiration of the Co-Sale Period in which to sell the Shares described in the Sale Notice, on terms not more favorable to the Proposing Holder than those set forth in the Sale Notice. If at the end of such period the Proposing Holder have not completed such sale, the Proposing Holder may not then affect a sale of Shares subject to this Section 3 without again fully complying with the provisions of this Section 3.

(g)	Sales in Violation of the Co-Sale Right. If any Proposing Holder sells or otherwise transfers to the Proposed Transferee any Shares in breach of this Section 3, then MPU shall have the right to sell to the breaching Proposing Holder, and the breaching Proposing Holder will undertake to purchase from MPU, the number of Shares that MPU would have had the right to sell to the Proposed Transferee pursuant to this Section 3, for a per share amount and form of consideration and upon the term and conditions on which the Proposed Transferee bought such Shares from the breaching Proposing Holder, but without indemnity being granted by MPU to the Proposing Holder; provided, that nothing contained in this Section 3 shall preclude any MPU from seeking alternative remedies against the Proposing Holder as a result of its breach of this Section 3. The breaching Proposing Holder shall also reimburse MPU for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of MPU’s rights under this Section 3(g).

(h)	Exempted Sales. This Section 3 shall not apply to the sale of any Shares to the public in an offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (a “Public Offering”). This Section 3 shall not apply to MPU.

4.	Rights to Future Stock Issuances.

(a)	Right of First Offer. Subject to the terms and conditions of this Section 4(a) and applicable securities laws, if the Company proposes to offer or sell any New Securities (as defined below), the Company shall first offer such New Securities to all Shareholders. For the purpose of this Agreement, “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

(1)	The Company shall give notice (the “Offer Notice”) to each of the Shareholders stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms upon which it proposes to offer such New Securities.

(2)	By written notification to the Company within twenty (20) days after the Offer Notice is given, each Shareholder may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities that equals the proportion that the Shares then held by such Shareholder bears to the total Shares then outstanding. The closing of any sale pursuant to this Section 4(a) shall occur within the later of ninety (90) days of the date that the Offer Notice is given and the date of initial sale of New Securities. Failure by MPU to give such notice within the abovementioned twenty (20) days period shall constitute an irrevocable waiver by MPU of its right of first offer with respect to such New Securities.

(3)	If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 4(a)(2), the Company may, during the ninety (90) day period following the expiration of the periods provided in Section 4(a)(2), offer and sell the remaining unsubscribed portion of such New Securities to any Person at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered or sold unless first reoffered to the Shareholders in accordance with this Section 4(a).

(4)	The right of first offer in this Section 4(a) shall not be applicable to: (i) the issuance of Ordinary Shares, or the issuance of any option to purchase Ordinary Shares, to employees, advisors, directors or consultants of the Company under any equity incentive plan of the Company approved by the Board; (ii) the issuance of Ordinary Shares actually issued upon the exercise of any option to purchase Ordinary Shares, in each case provided such issuance is pursuant to the terms of such any option to purchase Ordinary Shares; (iii) the issuance of Ordinary Shares, or the issuance of any option to purchase Ordinary Shares, issued as acquisition consideration pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided that such issuances are approved by the Board; (iv) the issuance of shares in connection with a Public Offering; or (v) the issuance of Ordinary Shares, or the issuance of any option to purchase Ordinary Shares, issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board.

(b)	Termination. The covenants set forth in Section 4(a) shall terminate and be of no further force or effect upon the closing of a Public Offering.

5.	Voting Provisions Regarding the Board.

(a)	Size of the Board. Each Shareholder hereby agrees to vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder has voting control, and shall take all other reasonably necessary or desirable actions within its, his or her control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall be set and remain at three (3) directors.

(b)	Board Composition. Each Shareholder agrees to vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder has voting control, and shall take all other reasonably necessary or desirable actions within its, his or her control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of Shareholders at which an election of directors is held or pursuant to any written consent of the Shareholders, the following Persons shall be elected to the Board:

(1)	Two (2) Persons designated by MPU, who shall initially be Yucheng HU and Qin WANG; and

(2)	One (1) Person designated by the Key Holder, who shall initially be Zhenjun CAO.

(c)	Failure to Designate a Board Member. In the absence of any designation from MPU or the Key Holder. with the right to designate directors as specified in Section 5(b) above, the director previously designated by them and then serving shall be reelected if still eligible and willing to serve as provided herein, and otherwise such seat shall remain vacant.

(d)	Removal of Board Members. Each Shareholder also agrees to vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(1)	any vacancies created by the resignation, removal or death of a director elected pursuant to Section 5(b) or Section 5(c) shall be filled pursuant to the provisions of this Section 5; and

(2)	upon the vote of the party or parties entitled to designate a director as provided in Section 5(b) to remove such director, such director shall be removed.

All Shareholders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees to call a special meeting of Shareholders for the purpose of electing directors as provided in the Company’s Memorandum and Articles of Association.

(e)	No Liability for Election of Recommended Directors. No Shareholder shall have any liability as a result of designating a person for election as a director for any act or omission by such designated Person in his or her capacity as a director of the Company, nor shall any Shareholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

(f)	Protective Provisions.

(1)	No Group Company shall proceed with any of the following actions without obtaining the prior written unanimous consent of all the directors on the Board:

(i)	Appointing or dismissing key management personnel of the Group Companies, including but not limited to positions such as the Chief Executive Officer (CEO) and Chief Financial Officer (CFO);

(ii)	Selling, divesting, or transferring major assets or operational divisions of the Company;

(iii)	Implementing substantial adjustments to the Company’s business direction, long-term strategy, or core operational framework;

(iv)	Deciding on the issuance of special dividends or modifying existing dividend policies;

(v)	Appointing director(s) to serve on the board(s) of any other Group Companies, excluding the Company.

(vi)	Engaging in mergers, acquisitions, or entering into arrangements resulting in the Company being acquired by or amalgamated with another entity;

(vii)	Issuing new shares, undertaking the buyback or repurchase of existing shares of the Company;

(viii)	Issuing convertible bonds, debentures, or other similar financial instruments by the Company; and

(ix)	Initiating the dissolution, commencing the liquidation process, or filing for bankruptcy or restructuring proceedings for the Company.

For purpose of this Agreement, the “Group Company” shall refer to the Company and its subsidiaries, which currently includes YUDER PTE. LTD., encompassing all their divisions, branches, and business units and covering any corporate entity that is directly or indirectly controlled by, involved in joint operations with, or in which the Company holds a significant equity interest.

(g)	No “Bad Actor” Designees. Each Person with the right to designate or participate in the designation of a director as specified above hereby represents and warrants to the Company that, to such Person’s knowledge, none of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act (each, a “Disqualification Event”), is applicable to such Person’s initial designee named above, if any, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Any director designee to whom any Disqualification Event is applicable, except for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable, is hereinafter referred to as a “Disqualified Designee”. Each Person with the right to designate or participate in the designation of a director as specified above hereby covenants and agrees (A) not to designate or participate in the designation of any director designee who, to such Person’s knowledge, is a Disqualified Designee and (B) that in the event such Person becomes aware that any individual previously designated by any such Person is or has become a Disqualified Designee, such Person shall as promptly as practicable take such actions as are necessary to remove such Disqualified Designee from the Board and designate a replacement designee who is not a Disqualified Designee.

(h)	Restrictive Legend. Each certificate representing Shares now or hereafter owned by any Holder shall be marked with a legend substantially in the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE AND THEIR TRANSFER ARE RESTRICTED BY AND SUBJECT TO THE TERMS OF A SHAREHOLDERS AGREEMENT DATED AS OF JANUARY 7, 2024 AS THE SAME MAY BE AMENDED AND/OR RESTATED, TO WHICH THE COMPANY IS A PARTY AND THAT IS ON FILE AT THE OFFICES OF THE COMPANY. THE COMPANY WILL SEND A COPY OF THE AGREEMENT TO ANY SHAREHOLDER WITHOUT CHARGE WITHIN FIVE (5) DAYS AFTER RECEIPT OF A WRITTEN REQUEST THEREFORE.

6.	“Market Stand-Off” Agreement. To the extent requested by the Company or an underwriter of securities of the Company, no Shareholder shall sell or otherwise Transfer or dispose of any Shares then owned by such Shareholder (other than to donees or partners of the Shareholder who agree to be similarly bound) for up to one hundred eighty (180) days following the effective date of any registration statement of the Company filed under the Securities Act of 1933, as amended (the “Securities Act”); provided however that, if during the last seventeen (17) days of the restricted period the Company issues an earnings release or material news or a material event relating to the Company occurs, or before the expiration of the restricted period the Company announces that it will release earnings results during the sixteen (16) day period beginning on the last day of the restricted period, and if the Company’s securities are listed on the Nasdaq Stock Market and Rule 2711 thereof applies, then the restrictions on Transfer imposed by this Section 1 will continue to apply until the expiration of the eighteen (18) day period beginning on the issuance of the earnings release or the occurrence of the material news or material event; provided, further, that such automatic extension will not apply to the extent that the Financial Industry Regulatory Authority has amended or repealed NASD Rule 2711(f)(4), or has otherwise provided written interpretive guidance regarding such rule, in each case, so as to eliminate the prohibition of any broker, dealer, or member of a national securities association from publishing or distributing any research report, with respect to the securities of an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012) before or after the expiration of any agreement between the broker, dealer, or member of a national securities association and the emerging growth company or its Shareholders that restricts or prohibits the sale of securities held by the emerging growth company or its Shareholders after the initial public offering date. In no event will the restricted period extend beyond two hundred fifteen (215) days after the effective date of the registration statement. For purposes of this Section 6 only, the defined term “Company” includes any wholly-owned subsidiary of the Company into which the Company merges or consolidates. The Company may place restrictive legends on the certificates representing the Shares subject to this Section 6 and may impose stop transfer instructions with respect to the Shares each Shareholder (and the Shares of every other Person subject to the foregoing restriction) until the end of such period. Each Shareholder shall enter into any agreement reasonably required by the underwriters to implement the foregoing within any reasonable timeframe, when and as so requested.

7.	General Provisions.

(a)	This Agreement shall apply to all Shares now owned or hereafter acquired by any of the Shareholders, whether such acquisition is the result of purchase, exercise of purchase options, stock dividend, stock split, recapitalization, or issuance by the Company of additional Shares.

(b)	This Agreement shall be binding upon, and shall inure to the benefit of, the parties and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors, and assigns.

(c)	A Shareholder neither may delegate such Shareholder’s obligations nor assign such Shareholder’s rights under this Agreement without the prior written consent of all of the other Shareholders and the Company.

(d)	Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes to a party: (i) if delivered personally to such party; (ii) if sent to such party by facsimile, with receipt confirmed by telephone; (iii) if sent to such party by regularly scheduled overnight delivery carrier with delivery fees either prepaid or an arrangement, satisfactory with such carrier, made for the payment thereof; (iv) if sent to such party by registered or certified mail, postage and charges prepaid; or (v) if sent to such party by electronic mail, with receipt confirmed by telephone. Any such notice shall be deemed to be given: (A) upon personal delivery; (B) upon telephonic confirmation of receipt of notice sent by facsimile or electronic mail; (C) one (1) business day after delivery to a regularly scheduled overnight delivery carrier; or (D) three (3) business days after the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail. The address of each of the parties is contained on the party’s signature page attached hereto, and the address of the Company shall be the principal executive office of the Company. Any party may change his, her, or its address, facsimile number or email address for purposes of this Agreement by notice given in accordance herewith.

(e)	No change or modification of this Agreement shall be valid unless approved in writing by MPU, Key Holder, the Holders (other than the Key Holder) owning at least eighty percent (80%) of the outstanding Shares held by all such Holders (other than the Key Holder), and the Company and, in the event of an amendment so approved, all parties hereto automatically shall be bound by any such change or modification. This Agreement constitutes the sole and entire agreement of the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this Agreement; provided, however, that this Agreement shall not supersede or replace any additional restrictions on Transfer of Shares provided for in any agreement between the Company and a Shareholder. No termination of this Agreement shall be valid unless approved by MPU, Key Holder, and the Holders (other than the Key Holder) owning at least eighty percent (80%) of the outstanding Shares held by all such Holders (other than the Key Holder).

(f)	Should any term or condition of this Agreement be determined by a court of competent jurisdiction to be unenforceable for any reason, including, without limitation, violation of statute or public policy, such provision shall, if possible, be reformed by the Company and the Shareholders or, if the Company and the Shareholders cannot agree, by arbitration conducted in New York, NY, administered by the Judicial Arbitration and Mediation Service (“JAMS”) in accordance with its Commercial Arbitration Rules (the “Rules”) conducted by one (1) arbitrator selected by the Rules. The intent is to comply with applicable legal requirements in a manner that is as close in its intent and effect to the original provision as possible. If such reformation through arbitration cannot be accomplished, the provision shall be stricken without affecting the validity of any other term or condition of this Agreement.

(g)	Neither any course of conduct nor any delay by any of the parties hereto in exercising any rights hereunder shall waive any rights of such party under this Agreement.

(h)	The parties agree that it may be impossible to measure in money the damages that will accrue to a party by a failure to perform any of the obligations under this Agreement and that the remedy at law for any breach of this Agreement may be inadequate. In addition to any other available relief, the parties shall be entitled to temporary restraining orders and temporary and permanent injunctive relief or other equitable relief without the necessity of proving actual damage or providing bond or other security so as to prevent a breach of this Agreement and to secure the enforcement thereof.

(i)	This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware. Each of the parties hereto waives the right for trial by jury in all actions arising out of this Agreement.

(j)	In the event of any dispute, controversy, or claim arising out of or relating to this Agreement, including its interpretation, validity, breach, or termination, the Parties agree to submit the matter exclusively to confidential and binding arbitration to be administered by JAMS in accordance with its Rules. The arbitration shall be conducted by three arbitrators and shall be held in New York, NY in the English language. The decision of the arbitration panel shall be final and binding upon the Parties, and the costs of arbitration shall be borne by the losing party unless otherwise determined by the arbitrators. This clause shall not preclude the Parties from seeking interim injunctive relief from a court of competent jurisdiction.

(k)	This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which when taken together shall constitute one and the same final instrument.

(l)	Whenever the singular form of a word is used in this Agreement and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and vice versa.

(m)	The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provisions hereof.

(n)	Whenever under or pursuant to this Agreement, the Company (by approval of MPU, Key Holder, the Holders (other than the Key Holder) owning at least eighty percent (80%) of the outstanding Shares held by all such Holders (other than the Key Holder)) elects to acquire Shares, each of the Shareholder shall, and hereby agrees to, vote such Shareholder’s Shares and to take any and all other actions necessary to give effect to the provisions of this Agreement.

(o)	Any term of the Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by MPU, the Company, the Key Holder, and the Holders (other than the Key Holder) owning at least eighty percent (80%) of the outstanding Shares held by all such Holders (other than the Key Holder).

(p)	If there is any conflict or inconsistency between the provisions of this Agreement and the articles of association of the Company (the “Articles”), the Agreement shall prevail; provided, however, that upon any such conflict or inconsistency arising, each Shareholder shall, in accordance with the laws of the British Virgin Islands and the voting procedures outlined in this Agreement and the Articles, forthwith take all practicable steps, including without limitation, the exercise of votes it directly or indirectly controls at general meetings of the Company for the purposes of making appropriate amendments to the Articles so as to ensure that the terms of this Agreement are complied with and to procure that the board of directors of the Company and the Company comply with their obligations; provided, further, that any amendments to the Articles shall comply with the laws of the British Virgin Islands. Nothing in this Agreement shall be deemed to constitute an amendment of the Articles or any previous articles of association of the Company.

(q)	In entering into this Agreement, the shareholders of the Company recognize that it is impracticable to make provision for every contingency that may arise in the course of the performance thereof. Accordingly, the Shareholders hereby declare it to be their intention that this Agreement shall operate between them with fairness and without detriment to the interests of any of them and if in the course of the performance of this Agreement unfairness to any party is disclosed or anticipated then the Shareholders shall use their best endeavors to agree upon such action as may be necessary and equitable to remove the cause or causes of the same.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered, each effective as of the Effective Date.

COMPANY:

FunVerse Holding Limited

By:	/s/ illegible
Name:	Cao ZhenJun
Title:	Director
Address:	***

Email:	***
Facsimile:

FunVerse - Signature Page to Shareholders Agreement

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered, each effective as of the Effective Date.

MPU:

Mega Matrix Corp.

By:	/s/ Yucheng Hu
Name:	Yucheng Hu
Title:	Chief Executive Officer
Address:	3000 El Camino Real, Building 4, Suite 200, Palo Alto, California 94306 US

Email:	***
Facsimile:

FunVerse - Signature Page to Shareholders Agreement

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered, each effective as of the Effective Date.

KEY HOLDER:

Amto Holding Limited

By:	/s/ illegible
Name:	Liao Mingyong
Title:	Director
Address:	***

Email:	***
Facsimile:

FunVerse - Signature Page to Shareholders Agreement

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered, each effective as of the Effective Date.

HOLDERS:

Hongkong Xingnengyongsheng Technology Co., Limited (香港星能永勝科技有限公司)

By:	/s/ illegible [Seal]
Name:
Title:	Director
Address:	***

Email:	***
Facsimile:

FunVerse - Signature Page to Shareholders Agreement

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered, each effective as of the Effective Date.

HOLDERS:

Zoo Capital (Cayman) Limited I

By:	/s/ illegible
Name:	Maciline Chinongoza
Title:	Director
Address:	***

Email:	***
Facsimile:

FunVerse - Signature Page to Shareholders Agreement

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered, each effective as of the Effective Date.

HOLDERS:

Moonton Holdings Limited

By:	/s/ illegible
Name:	Yan Shou
Title:	Director
Address:	***

Email:	***
Facsimile:

FunVerse - Signature Page to Shareholders Agreement

SCHEDULE 1

HOLDERS

As of _______________, 2023

1.	Amto Holding Limited (“Key Holder”), a limited liability company duly established under the laws of the British Virgin Islands;

2.	Hongkong Xingnengyongsheng Technology Co., Limited (香港星能永勝科技有限公司), a company duly established and existing under the laws of Hong Kong;

3.	Zoo Capital (Cayman) Limited I, a company duly established and existing under the laws of the Cayman Islands;

4.	Moonton Holdings Limited, a company duly established and existing under the laws of the Cayman Islands.

FunVerse - Schedule of Shareholders Agreement